Exhibit 107.1

CALCULATION OF REGISTRATION FEE

Form S-1

Milestone Scientific Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, Par Value $0.001 per share (3)	Rule 457(o)	---	---	---	---	---
Fees to Be Paid	Equity	Preferred Stock, par value $0.001 per share (4)	Rule 457(o)	---	---	---	---	---
Fees to Be Paid	Other	Warrants or Subscription Rights (5)	Rule 457(o)	---	---	---	---	---
Fees to Be Paid	Other	Units (6)	Rule 457(o)	---	---	---	---	---
Fees to Be Paid	Unallocated (Universal Shelf)	(1)	Rule 457(o)	$45,000,000		$45,000,000	$147.20	$6,642.00
	Total Offering Amounts					$45,000,000		$6,642.00
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$6,642.00

(1)

The table lists each class of securities being registered and the aggregate proceeds to be raised in the offering and does not specify by each class information as to the amount to be registered or the proposed maximum offering price per security. Any securities registered hereunder for the offering may be sold separately or together in combination with other securities registered hereunder for the offering. Any securities registered hereunder may be sold separately or as units with any other securities registered hereunder. In no event will the aggregate offering price of all securities issued from time to time in the offering pursuant to the registration statement of which this Exhibit 107 is a part, exceed $45,000,000, inclusive of any exercise price thereof. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder also include such indeterminate number of securities as may be issued from time to time with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A(iii)(b) of Item 16(b) of Form S-3 under the Securities Act..

(3)

Including such indeterminate amount of common stock as may be issued from time to time at indeterminate prices or upon conversion of debt securities, preferred stock registered hereby or upon exercise of warrants registered hereby or upon exercise of rights registered hereby, as the case may be. In the event of a stock split, stock dividend or recapitalization involving the common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.

(4)

Including such indeterminate amount of preferred stock as may be issued from time to time at indeterminate prices or upon conversion of debt securities, preferred stock registered hereby or upon exercise of warrants registered hereby or upon exercise of rights registered hereby, as the case may be.

(5)

Warrants and subscription rights may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of common stock, preferred stock or units registered hereby. Because the warrants and subscription rights will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

(6)	Because the units will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.